CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of DWS Institutional Funds on Form N-1A ("Registration Statement") of our report dated November 27, 2006 relating to the financial statements and financial highlights which appears in the September 30, 2006 Annual Report to Shareholders of the Scudder Inflation Protected Plus Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2007